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                                                          CONFIDENTIAL TREATMENT
                                                                   EXHIBIT 10.14

PAGES WHERE CONFIDENTIAL TREATMENT HAS BEEN REQUESTED ARE MARKED WITH THE
LEGEND: "CONFIDENTIAL TREATMENT REQUESTED FOR THE BRACKETED PORTIONS ON THIS PAGE."

                                ADVANCE PARADIGM, INC.

                     MANAGED PHARMACY BENEFIT SERVICES AGREEMENT


    This Managed Pharmacy Benefit Services Agreement dated as of September 1, 1995, is entered into by and between Advance ParadigM, Inc. and Blue Cross and Blue Shield of Texas, Inc.

                                PRELIMINARY STATEMENT

A. Client provides a pharmacy benefit to certain individuals enrolled and entitled to benefits under the Client's benefit plans.

B. Pursuant to the terms and conditions of this Agreement, Client desires to retain API to provide, and API desires to provide for Client, pharmacy benefit management services including without limitation (i) mail service pharmacy through which Eligible Members may receive Prescription Drugs through the mail,
(ii) claims processing, retail network management and payment of claims to participating pharmacies for prescription drugs furnished to Eligible Members, and (iii) clinical management, formulary and drug rebate services (collectively, the "PBM SERVICES").


                                  TERMS OF AGREEMENT

    NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS. Unless the context otherwise requires, the terms defined in this SECTION 1 shall have the meanings herein specified for all purposes of this Agreement, including singular and plural forms of any terms herein defined.

    "AGREEMENT" shall mean this Managed Pharmacy Benefit Services Agreement.

    "API" shall mean Advance ParadigM, Inc., a Delaware corporation, together with its wholly-owned subsidiaries.

    "API NETWORK" shall mean the nationwide network of retail pharmacies (including API's Advance Rx-Registered Trademark- network for Client's Members First Program), excluding Texas under contract with API to dispense Prescriptions to Eligible Members and custom networks developed to meet specific Client needs.

    "APOTHEQUERY-Registered Trademark- shall mean the proprietary relational database developed by API to analyze drug and medical claims data.

    "APPROVED CLAIMS" shall have the meaning assigned to such term in SECTION 3(d)(ii) hereof.

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                                                   CONFIDENTIAL TREATMENT

    "AWP" shall mean the then current average wholesale price for a prescription drug as listed in a pharmaceutical industry pricing guide, including but not limited to the MEDI-SPAN PRESCRIPTION PRICING GUIDE.

    "CLIENT" shall mean Blue Cross and Blue Shield of Texas, Inc., a Texas non-profit group hospital service corporation and any of its wholly-owned or partially-owned subsidiaries.

    "DUR" shall mean drug utilization review.

    "EFFECTIVE DATE" shall mean the day that PBM Services begin for each Plan covered by this Agreement.

    "ELIGIBILITY LIST" shall have the meaning assigned to such term in SECTION 3(a) hereof.

    "ELIGIBLE MEMBER" shall mean each individual entitled to benefits under a Plan.

    "ENCRYPTED FORMAT" shall mean the process pursuant to which symbols are assigned by computer to disguise specified information in a database.


    "FORMULARY" shall have the meaning assigned to such term in SECTION 2(e) hereof.

    "GENERIC DRUG" means the chemical and generic name as determined by the United States Adopted Names Council (USANC) and accepted by the Federal Food and Drug Administration (FDA), of those drug products having the same active ingredients as a drug product prescribed by its trade or brand name.

    "GROUP" shall mean those employer groups or other plan sponsors for which Client administers the pharmacy benefit.

    "MAC" shall mean the then current maximum allowable cost for a prescription drug listed as a drug available from more than one manufacturer in API's pharmaceutical MAC pricing formula, including but not limited to formulas utilizing the MEDI-SPAN PRESCRIPTION PRICING GUIDE.

    "MEDI-SPAN DATABASES" means the data provided to API by Medi-Span, Inc. for use in the Company's pricing methods and/or DUR programs.


    "MEMBERS FIRST PROGRAM" is a value-added prescription drug discount program offered by Client.

    "NETWORK PHARMACY" shall mean each retail pharmacy participating in the Primary Network and the API Network.

    "PBM SERVICES" shall mean pharmacy benefit management services as defined in the Preliminary Statements.

    "PLANS" shall mean all of the Client's prescription drug benefit plans for groups to which API will provide PBM services under this Agreement.

    "PRESCRIPTION" shall mean a valid and legal order to dispense a drug legally eligible for dispensing under the laws and regulations of the United States, including the Food and Drug Administration and the state laws in which the dispensing facility is located.


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                                                   CONFIDENTIAL TREATMENT

    "PRESCRIPTION DRUG" shall mean drugs and biologicals which can be dispensed only pursuant to a Prescription and which, by law, are required to bear the legend: "Caution-Federal Law Prohibits Dispensing Without Prescription".

    "PRIMARY NETWORK" shall mean the networks of retail pharmacies under contract with Client to dispense Prescriptions to Eligible Participants.

    "PROCESSED PRESCRIPTION DRUG CLAIM" shall mean a fully-adjudicated reimbursable claim and does not include claims rejected by the on-line system.

    "QUARTER" shall mean each three month period of a calendar year commencing on each January 1, April 1, July 1 and October 1.

    "THERAPEUTIC INTERCHANGE" shall mean upon approval of the prescriber, a process of substituting one drug for another drug that may be chemically distinct, and can be expected to have the same clinical effect when administered to patients under specified conditions.

2. PLAN INFORMATION. Client shall make best efforts to provide API with certain Plan information not otherwise in the possession of API and necessary for API to perform or provide the PBM Services, including without limitation benefit certificates, eligible drugs, co-pays, deductibles, maximum allowance benefits, investigational drug usage, generic drug usage, and any drugs excluded under the Plan. The performance guarantees specified in EXHIBIT D with respect to each Plan shall not be effective until the thirty-first day following Client's delivery of the Plan information under this SECTION 2.

3. PHARMACY BENEFIT MANAGEMENT SERVICES. API shall provide pharmacy benefit management services for the benefit of the Plan in accordance with the terms and conditions of this SECTION 3.

    (a) ELIGIBILITY LIST AND UPDATES. As early as practicable for each Group to which API will provide PBM Services hereunder, Client shall provide API with a complete and final eligibility tape or list in an agreed upon format which shall list all Eligible Members and set forth all pertinent eligibility data (the "ELIGIBILITY LIST"). The performance guarantees specified in EXHIBIT D with respect to a Group shall not be effective until the eighth day following Client's delivery to API of a complete and final Eligibility List for such Group in a format consistent with API's requirements. Client shall provide a complete and updated Eligibility List to API as frequently as mutually agreed to by the parties hereto. For purposes of this Agreement, an individual will be deemed an Eligible Member during the period beginning on the third business day following delivery to API of a revised Eligibility List which includes such individual and ending on the third business day following delivery of a revised Eligibility List which excludes such individual.

    (b) NOTIFICATION AND PROGRAM PROMOTION. Client shall notify Eligible Members that API has been selected to provide PBM Services. Client shall use its best efforts to promote utilization of the PBM Services to Eligible Members. As mutually agreed upon by API and Client, API shall be permitted to meet with or otherwise communicate directly with prospective Eligible Members concerning the PBM Services in a reasonable manner and at various times.

    (c) MAIL SERVICE. API shall fill Prescriptions for Eligible Members and shall mail such drugs or medications to such Eligible Members subject to the following terms and conditions:


                                          3

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                                                   CONFIDENTIAL TREATMENT

         (i) DISTRIBUTION OF INFORMATION. API shall provide Client with copies of informational material explaining the mail service and an adequate number forms necessary for Eligible Members to utilize mail service. Client shall distribute the mail service informational materials and forms to all Eligible Members.

         (ii) DELIVERY AND DISPENSING. API shall dispense through its mail service pharmacy new or refill Prescription orders upon receipt from an Eligible Member of (i) a valid Prescription order or a completed refill order form and (ii) the applicable co-payment, if any. API shall cause the filled Prescriptions to be mailed to each Eligible Member via common carrier at the address set forth in the Eligibility List or as appearing on the face of the Prescription. API shall not be liable to either Client or Eligible Member for any delay in delivery resulting from circumstances beyond API's control as set forth in SECTION 16(k) of the Agreement.

         (iii)MAIL SERVICE PHARMACY. API shall operate its mail service pharmacy in compliance with state and federal pharmaceutical laws and regulations and shall dispense only those prescription drugs which, in its sole discretion, fulfill the requirements of the prescription writer and comply with applicable law. The licensed pharmacists employed by API in the mail service pharmacy shall have the right to refuse to fill or renew a Prescription for any Eligible Member when, in the pharmacist's professional judgment, the filling or renewing of such Prescription is not in the best interest of the Eligible Member or the pharmacist has reason to doubt the authenticity of the Prescription.

         (iv) GENERIC SUBSTITUTION. If a Prescription allows, and the patient agrees to the substitution of a less expensive Generic Drug, API's mail service pharmacy will fill the Prescription with a Generic Drug which, in the professional judgment of the dispensing pharmacist, fulfills the requirements of the Prescription and applicable laws.

         (v) THERAPEUTIC INTERCHANGE. API shall from time to time implement Therapeutic Interchange programs through its mail service pharmacy to promote Formulary products in accordance with the procedure for implementing Formulary strategy set forth in EXHIBIT E attached hereto.


         (vi) PATIENT PROFILES AND DUR. API shall request information from each Eligible Member to submit with his or her first mail order Prescription a form containing information regarding, among other things, any drug allergies of such Eligible Member. API shall utilize this information to develop a patient profile on each Eligible Member which will include the information submitted by such member as well as a history of Prescription Drugs dispensed to such member during the term of this Agreement. Each mail order Prescription will be subject to DUR based on the patient profiles and mail service utilization history as well as concurrent DUR through the Advance Rx-Registered Trademark-claims adjudication system (as further explained in SECTION 3(d)(iii) hereof). API shall not be liable for any indirect, special or consequential damages arising from the use or lack of use of such DUR services in accordance with SECTION 10 of this Agreement.

         (vii)QUANTITIES. API shall provide the quantity of the drug specified by a Prescription or refill order in quantities of up to a 90 day supply; PROVIDED, that API shall dispense the drugs under any Prescription or refill order in accordance


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                                                   CONFIDENTIAL TREATMENT

              with Plan design. API shall comply with all limitations imposed on controlled substances.

        (viii)TOLL FREE CLIENT SERVICE. API shall maintain, at its sole expense, toll free "800" numbers for patient counseling for Eligible Members, Client inquiries and other Client service or informational needs.

         (ix) BILLING FOR MAIL SERVICE. Approved Claims for Prescriptions filled by the mail service pharmacy shall be included in the Statement of Account as further described in SECTION 5 hereof.

    (d) RETAIL PHARMACY NETWORK SERVICES AND CLAIMS ADJUDICATION. API shall adjudicate claims for Prescription Drugs furnished by pharmacies under the Plan in accordance with the following terms and conditions:

         (i)  PHARMACY NETWORKS.

              (A) PRIMARY NETWORKS. The parties acknowledge that Client has entered into agreements with certain retail pharmacies located in the State of Texas which pharmacies constitute the Primary Networks (as defined herein). The Eligible Members will continue to utilize the Primary Networks to obtain their Prescription Drugs in the State of Texas. API shall process, and Client shall pay, the claims submitted by the pharmacies participating in the Primary Network in accordance with Client's agreements with such pharmacies.

              (B) API NETWORK. In addition to the Primary Networks, the Eligible Members shall have access to the nationwide API Network outside of Texas and, as a Group specific option, may have access to the API mail service pharmacy to obtain Prescription Drugs. API shall process claims submitted by the API Network in accordance with API's agreements with such pharmacies. API shall provide, in a format mutually agreed upon by Client and API a method for identification of pharmacies participating in the API Network from a national, state and local basis.

              (C) CUSTOM NETWORK. API shall work with Client to develop custom networks to meet specific Client needs.

              (D) RELEASE OF INFORMATION. API shall furnish to each Network Pharmacy such information regarding the applicable Plan and Eligible Members as is necessary for the operation of the Advance Rx-Registered Trademark- claims adjudication system. Client hereby authorizes API to release such information to the Network Pharmacies as API, in its sole discretion, deems necessary regarding the applicable Plan and Eligible Members to the Network Pharmacies.

         (ii) CLAIMS ADJUDICATION. Through its Advance Rx-Registered Trademark- claims adjudication system, API shall (A) process electronic or manual claims submitted by pharmacies; (B) process API claim forms submitted by Eligible Members; (C) determine whether the claim qualifies for reimbursement in accordance with the terms of the applicable Plan and the Eligibility List; and
              (D) calculate the payment of such claims pursuant to the applicable Plan (each such claim an "APPROVED CLAIM"). API shall notify the submitting Network Pharmacy or Eligible Member of nonreimburseable claims.


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                                            CONFIDENTIAL TREATMENT REQUESTED
                                               FOR THE BRACKETED PORTIONS
                                                     ON THIS PAGE


        (iii) CONCURRENT DRUG UTILIZATION REVIEW. Through its Advance Rx-Registered Trademark- system, API shall provide on-line concurrent DUR messaging to the Network Pharmacies and will take appropriate action based on Plan specifications. Concurrent DUR shall include, but not be limited to, the following edits: (A) duplicate therapy; (B) early refills and frequency limitations;
              (C) duplicate drug; (D) potential drug interaction(s), in which case the provider is notified on-line and the level of severity would be indicated; (E) drug preference screening; and (F) minimum/maximum dose range (which includes on-line alert of pharmacist). API shall not be liable for any indirect, special or consequential damages arising from the use or lack of use of such concurrent DUR services in accordance with SECTION 10 of the Agreement.

    (e) FORMULARY SERVICES. API shall develop and maintain a formulary for the benefit of the Plan (the "FORMULARY"). Copies of the Formulary shall be distributed to (i) those physicians included in a Plan's physician network (at a rate of one physician Formulary per 100 enrolled lives) or (ii) in the case of a non-physician managed Plan, to those Eligible Members of such Plan. Client agrees to pay postage and packaging in connection with all Formulary distributions. API agrees to work directly with Client to institute Formulary steerage controls at the point-of-sale, including without limitation, hard edit blocks, differential patient copays, soft edits (e.g. on-line formulary messages), promoting Formulary compliance to pharmacists and therapeutic interchange programs.

    (f) CLINICAL SERVICES. API and Client's Clinical Pharmacy Department shall work together to develop programs and initiatives which promote appropriate and cost-effective pharmacotherapy. API shall, upon request of and at no additional cost to Client:

         (i)   produce monographs for new agents;
         (ii)  provide drug/medical information services;
         (iii) design drug use evaluation (DUE) programs, including criteria development, validation by Clients's prescribers, data collection, intervention and follow-up assessments;
         (iv) analyze prescription claims data (and medical claims data when available) to target areas for intervention;
         (v) produce and deliver to Client a quarterly newsletter customized to Client topics and initiatives. API shall bear up to $3,000 per Quarter of the expenses associated with such newsletter; and
         (vi)  provide P&T Committee support.

    (g) REBATE SERVICES. Beginning October 1, 1995, API will obtain rebates from drug manufacturers (the "REBATES") based on the Plans' drug utilization for each calendar quarter.

         (i)  PAYMENT OF REBATES.  The parties agree that Rebates will amount to not less than [.....] per paid, rebatable claim calculated on an annualized basis; provided that such amount shall be contingent upon Client implementing Formulary strategies recommended by API, in accordance with the procedure for implementing Formulary strategy set forth in EXHIBIT E attached hereto. API will pay Client the guaranteed Rebate payment on a [.....] basis beginning [.....] days after the end of the first full calendar quarter of processing. Payment adjustments representing amounts in excess of the guaranteed amount, drug price changes, etc. will be made as mutually agreed upon by the parties.

         (ii) MEDICAID/MEDICARE ELIGIBLE MEMBERS. No Rebates shall be obtained for drug utilization which has been submitted by any entity other than API, specifically including Medicaid, Medicare or other state or federal health care program which receives Rebates directly from drug manufacturers, to drug manufacturers for discounts, rebates or other price reduction. Client shall clearly identify to API those Eligible Members whose drug utilization has been otherwise submitted to drug manufacturers or whose claims have been or will be filed for reimbursement with Medicaid, Medicare or any other state or federal health care program. If Client fails to identify such members or claims and any drug manufacturer's audit

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                                           CONFIDENTIAL TREATMENT REQUESTED
                                              FOR THE BRACKETED PORTIONS
                                                     ON THIS PAGE.


              of its rebate program reveals improperly calculated rebates involving such members and claims, then Client shall be solely responsible for the reimbursement of any Rebates improperly made based on such drug utilization. Notwithstanding the foregoing, this provision shall not be construed to prohibit Client from participating in Medicare risk contracting.

    (h) APOTHEQUERY-Registered Trademark- SERVICES. Subject to the terms and conditions hereof, Client shall be entitled to utilize the ApotheQuery-Registered Trademark- system. API will provide Client with training for use of ApotheQuery-Registered Trademark- and
         [......] hours per month of on-line query access in accordance with
         EXHIBIT F attached hereto. The parties will mutually agree upon a management report to reflect Client's utilization of the ApotheQuery-Registered Trademark- system.

    (i) CLAIMS ADJUDICATION SYSTEM ACCESS. During the term of this Agreement, API agrees to provide Client with reasonable on-line access to the data maintained by API on behalf of Client. API shall consult with Client regarding the hardware and software necessary to access API's claims adjudication system. API shall provide Client with training and support to obtain access to API's claims adjudication system. Client agrees to cooperate with API in the development of an efficient means of access. All reasonable costs associated with Client's connectivity to API's current claims adjudication system, as it exists on the commencement date of this Agreement as specified in SECTION 7, shall be borne by Client.

    4.   PAYMENT FOR SERVICES.

         (a) ADMINISTRATIVE FEE. Client agrees to pay API a monthly administrative fee in consideration of the claims adjudication, clinical management and formulary/rebate services rendered by API in an amount equal to

                   [.....]
                   [.....]

         (b) MAIL SERVICE REIMBURSEMENT RATE. Client agrees to pay the claims submitted for prescriptions dispensed by the mail service pharmacy at the following rates:

                   Brand Drugs:    [......] plus a [ ......] dispensing fee
                   Generic Drugs: [......] plus a [...... ] dispensing fee.

         (c) NETWORK PHARMACY REIMBURSEMENT RATE. Client agrees to pay the approved claims of the pharmacies participating in the API Network outside of the State of Texas or custom networks at either the following rates or, with respect to any custom networks, those negotiated rates mutually agreed upon by API and
              Client:

                   Brand Drugs:        [......] plus a [......]  dispensing fee
                   Generic Drugs: [......] plus [......] dispensing fee;

              PROVIDED, however, that the approved claims of those pharmacies participating in the Primary Networks shall be paid at the rates set forth in the Client's contract with such pharmacies.

         (d) APOTHEQUERY-Registered Trademark- FEE. Client agrees to pay API a monthly fee for the utilization of the ApotheQuery-Registered
              Trademark- system in an amount equal to [......].  Each such claim shall be stored on-line for up to a maximum of [......] of rolling data.



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                                           CONFIDENTIAL TREATMENT REQUESTED
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                                                     ON THIS PAGE.

    5.   PAYMENT OF APPROVED CLAIMS.

         (a) STATEMENT OF ACCOUNT. API shall submit to Client on a weekly basis a statement of account (the "STATEMENT OF ACCOUNT") that reflects the total number and dollar amounts of the Approved Claims.

         (b) PAYMENT OF STATEMENT OF ACCOUNT. Client agrees to pay the amount of the Approved Claims reflected on the Statement of Account within two (2) business days of receipt of the Statement of Account by wire or electronic funds transfer to an account designated by API.

         (c) PAYMENT OF APPROVED CLAIMS. API shall mail drafts drawn on an account of API to each pharmacy or Eligible Member in the amount of their respective Approved Claims within three (3) business days of receipt of payment of the Statement of Account. API shall have no obligation to release or mail payment of any Approved Claims until payment of the Statement of Account is received by API.

         (d) CESSATION OF SERVICES. Should Client, for any reason, fail to pay timely any Statement of Account in accordance with SECTION 5(B) hereof, or become insolvent or generally unable to pay its creditors when due, API shall notify Client of such default and, if such default remains uncured for five (5) days following such notice, API shall be entitled to cease adjudication of claims and/or the dispensing of Prescriptions under this Agreement while maintaining all of API's rights hereunder.

    6.   RECORDS, REPORTS AND PROFILES.

         (a) MAINTENANCE OF RECORDS. API shall maintain, in original form, on microfilm or computer tape, documentation of all claims processed and Prescriptions filled via mail service for five (5) years.
              All such records shall remain accessible to Client for examination and audit by Client throughout the calendar year in which they are created and for such additional period as may be required by Federal or State law. In addition, API shall maintain, in original form, on microfilm or computer tape, a copy of this Agreement in accordance with applicable law. API understands that documentation of each claim processed is proprietary and confidential information of Client and shall be treated as such in accordance with SECTION 13 of this Agreement; provided however that the foregoing shall not limit API's right to use such data so long as patients' name and address and Client's identity are in an Encrypted Format.

         (b) MANAGEMENT INFORMATION REPORTS. API shall provide Client with the reports specified in EXHIBIT B hereto in accordance with the schedule set forth in EXHIBIT B.

         (c) SPECIAL REPORTS. Any reports which are not set forth in EXHIBIT B shall be considered "Special Reports." Client agrees that for each Special Report, Client shall pay API for the programming necessary to produce such Special Reports at a rate of (i)
              [......] per in-house man-hour of programming time, or, (ii) in the event API must outsource such programming services to a programmer from its software vendor, [......], provided that API agrees to comply with the following procedure:

              (i) API must receive a request for a Special Report from an employee in Client's Pharmacy Programs Department who has been identified by Client in writing as a "designated person" for purposes of this SECTION 6(c);
              (ii) API must deliver an estimated cost of programming the
                   Special Report to such designated person; and


                                          8

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                                                   CONFIDENTIAL TREATMENT

              (iii)API must receive authorization from such designated person prior to programming and running the Special Report.


              API shall be entitled to rely on Client's representations regarding the authority of any employee who acts as a "designated person" under this SECTION 6(c).

    7.   TERM AND RENEWAL.

         Unless otherwise terminated in accordance with SECTION 8 herein, or otherwise extended, this Agreement shall commence on September 1, 1995 and end on September 30, 1997; provided that the parties acknowledge that the Formulary/Rebate Services shall not commence until October 1, 1995. This Agreement shall automatically renew for a twelve-month period on October 1, 1997, and on each October 1 thereafter (each a "renewal date"), unless either party notifies the other in writing within ninety (90) days prior to the renewal date of such year of its intent to terminate this Agreement.

    8.   TERMINATION AND DEFAULT.

         (a)  TERMINATION.  In addition to API's and Client's right under
              SECTION 5(d) hereof, this Agreement may be terminated as follows:

              (i)  Upon the mutual written consent of the parties hereto;

              (ii) At either party's option, if the other party fails to comply with any provision of this Agreement and fails to correct such failure within thirty (30) days of receipt of written notice of such failure to comply (which notice shall describe the action that the other party must take to correct such failure);

              (iii) At either party's option, if the other party becomes insolvent or seeks protection voluntarily or involuntarily, under any bankruptcy laws;

              (iv) At Client's option, if API accepts a bona fide offer to sell substantially all of the assets or stock of API; provided that, within thirty (30) days of the effective date of such sale, Client gives API thirty (30) days written notice of intention to terminate; or

              (v) At either party's option, without cause, upon one hundred twenty (120) days written notice of intention to terminate. Client agrees that if it exercises this option during the initial term of this Agreement, Client will pay to API an early termination penalty according to the following schedule:

                   Date on which Termination Occurs   Early Termination Penalty
                   --------------------------------   -------------------------
                      09/01/95 through 12/31/95             $300,000
                      01/01/96 through 03/31/96              250,000
                      04/01/96 through 06/30/96              200,000
                      07/01/96 through 09/30/96              150,000
                      10/01/96 through 12/31/96              100,000
                      01/01/97 through 03/31/97               50,000
                      After 04/01/97                          -0-




         (b)  DEFAULT, PAYMENT OBLIGATIONS AND INTEREST.




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                                                   CONFIDENTIAL TREATMENT

              (i) UNFULFILLED PAYMENT OBLIGATIONS. In the event either API or Client terminate this Agreement in accordance with the terms of SECTION 8(a), all unfulfilled payment obligations for any of the services provided herein shall be paid within thirty
                   (30) days of the effective date of such termination; provided that all Rebates shall be payable to the Client within thirty (30) days of receipt from the manufacturer.

              (ii) INTEREST ON LATE PAYMENTS.  If Client or API fails to pay any amounts due under this Agreement within fourteen (14) days of the due date, such amount shall bear interest from the date due until paid in full, at the rate of interest determined by Texas Commerce Bank National Association as its prime rate.

    9.   INDEMNIFICATION.

         Each party and its officers, directors, employees, agents, successors and assigns (each an "INDEMNITEE") shall be indemnified and held harmless by the other party (the "INDEMNIFYING PARTY") against any and all claims, loss, damage, costs and expenses ("LOSS"), including, without limitation, attorneys' fees and expenses, actually incurred by any Indemnitee arising out of or resulting from the actions or omissions of the Indemnifying Party. Client further agrees to indemnify and hold API, its officers, directors, employees, agents, successors and assigns harmless from any Loss actually suffered or incurred arising out or resulting from any claim or demand by current or previous Eligible Members relating to this Agreement, including without limitation any disclosures made by API, its officers, directors, employees, agents, successors and assigns in accordance with the terms and conditions hereof.

    10.  LIMITATION OF LIABILITY.

         IN NO EVENT SHALL API BE LIABLE TO CLIENT OR ANY ELIGIBLE MEMBER FOR ANY INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES OR LOST PROFITS, ARISING OUT OF OR RELATED TO API'S PERFORMANCE UNDER THIS AGREEMENT OR BREACH HEREOF, EVEN IF API HAS BEEN ADVISED OF THE POSSIBILITY THEREOF. API'S LIABILITY TO CLIENT UNDER THIS AGREEMENT, IF ANY, SHALL IN NO EVENT EXCEED THE TOTAL AMOUNT OF COMPENSATION DUE API FOR THE PRIOR TWELVE (12) MONTHS OF THIS AGREEMENT.

         API RELIES ON MEDI-SPAN OR INDUSTRY COMPARABLE DATABASES IN PROVIDING CLIENT AND ELIGIBLE MEMBERS WITH DRUG UTILIZATION REVIEW SERVICES.
         API HAS UTILIZED DUE DILIGENCE IN COLLECTING AND REPORTING THE INFORMATION CONTAINED IN THE DATABASES AND HAS OBTAINED SUCH INFORMATION FROM SOURCES BELIEVED TO BE RELIABLE. API, HOWEVER, DOES NOT WARRANT THE ACCURACY OF REPORTS, ALERTS, CODES, PRICES OR OTHER DATA CONTAINED IN THE DATABASES. THE CLINICAL INFORMATION CONTAINED IN THE DATABASES AND THE FORMULARY IS INTENDED AS A SUPPLEMENT TO, AND NOT A SUBSTITUTE FOR, THE KNOWLEDGE, EXPERTISE, SKILL, AND JUDGMENT OF PHYSICIANS, PHARMACISTS, OR OTHER HEALTH-CARE PROFESSIONALS IN ELIGIBLE MEMBERS' CARE. THE ABSENCE OF A WARNING FOR A GIVEN DRUG OR DRUG COMBINATION SHALL NOT BE CONSTRUED TO INDICATE THAT THE DRUG OR DRUG COMBINATION IS SAFE, APPROPRIATE OR EFFECTIVE IN ANY ELIGIBLE MEMBER.

    11.  AUDIT.

                                                   CONFIDENTIAL TREATMENT

         (a) AUDITS OF ELIGIBLE MEMBERS AND BUSINESS RECORDS. Client shall have the right to audit the business records of API which directly relate to billings made to Client for claims reimbursement. Client and API shall fully cooperate with representatives of each other and with independent accountants hired by either party to conduct any such inspection or audit. Such audits shall be at the auditing party's sole expense and shall only be made during normal business hours, following fifteen (15) days written notice, and without undue interference to the audited party's business activity. If, after completion of the audit under this SECTION 11(a), the audit reveals a discrepancy in the results of the audit and the previous calculations of the audited party, then the auditing party shall deliver written notice which sets forth in reasonable detail the basis of such discrepancy. The parties shall use reasonable efforts to resolve the discrepancy within 30 days following delivery of such notice, and such resolution shall be final, binding and conclusive upon the parties hereto. If API and Client are unable to reach a resolution within such 30-day period, the parties shall resolve such dispute in accordance with
              SECTION 14 hereof.

         (b) RIGHT TO AUDIT REBATES. Client, at its sole expense, shall have the right to audit the Rebates, including the contracts with drug manufacturers applicable thereto, once in each twelve-month period (following fifteen (15) days written notice to API) for the purpose of validating the accuracy of the Rebate amounts distributed to Client by API. Client and API agree that an independent accounting firm agreeable to the parties hereto shall conduct such audit, and that such firm will sign a confidentiality statement with API insuring that all details and terms of all manufacturers rebate contracts with API (except the total aggregate amount due to Client) will be treated as confidential to API and will not be revealed in any manner or form by or to any person or entity. The report and determination of the independent accounting firm under this SECTION 11(b) shall be final, binding and conclusive on API and Client.

         (c) PAYMENT OF DISCREPANCIES. Upon a final and conclusive determination of a discrepancy revealed by an audit procedure under this SECTION 11, the party which owes money shall pay such sums to the other party within fifteen (15) days of the delivery of the conclusive audit findings.

    12.  EXCLUSIVITY.

         Client hereby grants API during the term of this Agreement, and any renewals hereof, the exclusive right to provide PBM Services to those Groups for which Client underwrites the pharmacy benefit; provided that should any Group specifically request a PBM Services vendor other than API, then, subject to API consent, which consent shall not be unreasonably withheld, Client may utilize such vendor for purposes of providing PBM Service to that Group. In addition, Client agrees that it will promote API to all Groups as Client's preferred provider of pharmacy benefit services and shall recommend that all Groups select API as their vendor of pharmacy benefit management services. Client agrees that, during the term of this Agreement, and any renewals hereof, it will not negotiate, contract, or agree with any drug manufacturer for the purpose of obtaining drug rebates unless otherwise approved by API, which approval shall not be unreasonably withheld. Client also agrees to cancel any existing agreement or contracts with any drug manufacturers related to such drug rebates as of the Effective Date of this Agreement unless otherwise approved by API, which approval shall not be unreasonably withheld.


    13.  CONFIDENTIALITY.

                                                   CONFIDENTIAL TREATMENT

         (a) CONFIDENTIAL AND PROPRIETARY INFORMATION. Client and API each recognize and acknowledge that, by receipt and possession of certain information of the other, each will discover certain of the other's confidential and proprietary information, skills, know-how, technical expertise, and methods. This confidential and proprietary information includes, but is not limited to: (a) the terms of this Agreement, (b) the content and format of all reports generated by the parties under this Agreement, (c) details of the operation of the PBM Services and (d) the Formulary. Each party acknowledges and agrees that such information is confidential, valuable and proprietary to the business of each party, and that each party's success and ability to compete depends on keeping such information confidential.
              Each party hereto covenants and agrees not to, directly or indirectly, and agrees to cause its officers, directors, employees, agents and affiliates not to, use, publish, disseminate or otherwise disclose, any of the other party's confidential or proprietary information now or later possessed by each, without prior written consent of the other party.

         (b) CONFIDENTIALITY OF ELIGIBILITY LISTS. API agrees that all Eligibility Lists are the proprietary and confidential information of the Client and agrees that, subject to SECTION 3(d)(i) hereof, it will not disclose any such information to third parties, without the prior written consent of the Client; provided that upon receipt of a request for information pertaining to an Eligible Member that is signed by such Eligible Member, API shall be entitled to release such information in accordance with the request. API shall be entitled to assume the genuiness of all signatures, the authenticity of all such requests, the conformity of copies of such requests to the original and that the persons executing such requests have full power and authority to deliver such request.

         (c) BREACH OF CONFIDENTIALITY COVENANT. API and Client acknowledge that any violation or breach of confidentiality would cause irreparable harm and that such harm cannot be adequately compensated in money damages. API and Client agree that any such violation or breach may be enjoined by any court of competent jurisdiction, without waiver of any other right to claim damages incurred by either API or Client in connection with such a violation.

    14.  NOTICE UPON SALE.

         API shall notify Client at least fifteen (15) days prior to API accepting a third party's offer to purchase substantially all of its assets or stock (the "First 15-Day Period"). During the First 15-Day Period, Client may notify API of its intent to make a good faith offer to purchase substantially all of the assets or stock of API and, for the fifteen (15) day period following such notice (the "Second 15-Day Period"), API agrees not to accept the third party's offer. API agrees to consider in good faith any offer extended by Client. Should API make a good faith determination not to accept Client's offer, API shall be free to accept the original, third-party offer at the conclusion of the Second 15-Day Period.

    15.  ARBITRATION.

         Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The award rendered in such arbitration may provide for equitable remedies, reimbursement for attorney's or accountant's fees, and/or pre-award interest as the arbitrators shall see fit. Such award shall be final, and judgment on it may be entered in or enforced by any court, state or federal, having jurisdiction thereover. This provision shall not preclude the impleading or joining of one of the parties hereto by another party in an action brought by a third party. Any party may apply to an appropriate court of law for a preliminary injunction, attachment or other similar remedy available to it in aid of the arbitration proceedings provided for herein. The arbitrators shall have the

                                                   CONFIDENTIAL TREATMENT

         power and may render awards in support thereof, to require any party to an arbitration proceeding hereunder to produce relevant documents for inspection and copying by any other party to such arbitration proceedings.

    16.  GENERAL.

         (a) NOTICE. Any notice required to be given pursuant to the terms and provisions of this Agreement shall be in writing and shall be sent by certified mail, return receipt requested, or by overnight delivery service to the parties at the addresses below or such other address as shall be specified by the parties by like notice to API at:

                                Advance ParadigM, Inc.
                        Attn:  Vice President - Legal Affairs
                                   P.O. Box 542906
                              Dallas, Texas  75354-2906

                                  and to Client at:

                         Blue Cross and Blue Shield of Texas
                               Attn: Mr. Lyndol Cypert
                                   P.O. Box 655924
                               Dallas, TX  75265-5924

         (b) BINDING NATURE AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. Neither party may assign this Agreement without the prior written consent of the other; PROVIDED, however, that either party may transfer or assign its rights and obligations under this Agreement, to any affiliate, and PROVIDED further that no such assignment shall have the effect of releasing such party from any of its obligations under this Agreement.

         (c) HEADINGS AND INTERPRETATION. The headings of the various sections of this Agreement are inserted for convenience only and do not, expressly or by implication, limit, define or extend the specific terms of the section so designated.

         (d) GOVERNING LAW. The validity, enforceability, and interpretation of this Agreement shall be determined and governed by the internal laws of the State of Texas (and not the law of conflicts).

         (e) ENTIRE AGREEMENT. This Agreement contains all the terms and conditions agreed upon by the parties, and supersedes all prior understandings, writings, proposals, representations, or communications, oral or written, of the parties hereto.

         (f) AUTHORITY. API and Client warrant that each has full power and authority to enter into and perform this Agreement, and the person signing this Agreement on behalf of each party certifies that such person has been properly authorized and empowered to enter into this Agreement on behalf of such party.

         (g) NON-COMPETITION IN HIRING. During the term of this Agreement, and for a period of one (1) year thereafter, neither Client nor API shall, without the prior written consent of the other party, knowingly employ or solicit for hire, or knowingly allow its officers, directors, agents or affiliates to employ or solicit for hire, any employees of the other party.

         (h) NON-WAIVER. The failure of either party to insist, in any one or more instances, upon performance of any of the terms, covenants or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right or claim granted or arising hereunder or of the future performance of any such term, covenant, or condition, and such failure shall in no way affect the validity of this Agreement or the rights and obligations of the parties hereunder.

         (i) OFFSET. In the event of a payment default by Client which remains uncured for a period of fourteen (14) days from the date due, API shall be entitled, and Client hereby authorizes API, to offset the amount of such payment defaults against any Rebates payable to Client hereunder; provided, that nothing in this
              SECTION 6(i) shall in anyway limit the performance guarantees specified in EXHIBIT D.

         (j) RELATIONSHIP OF PARTIES. This Agreement shall not constitute or otherwise imply a joint venture, pooling arrangement, partnership or formal business organization of any kind. Both parties shall be considered independent contractors and neither party shall be considered an agent of the other. Under no circumstances shall employees of one party be deemed the employees of the other party.

         (k) FORCE MAJEURE. Neither API nor Client shall be liable for any failure or delay in performing all or part of their respective obligations under the terms of this Agreement resulting from unavailability of pharmaceuticals, failure of drug manufacturers to pay Rebates, legislative action, war, acts of any person engaged in a subversive activity, sabotage, riot, strikes, slow-downs, lock-outs, or labor stoppage, freight embargoes, fires, explosions, flood, earthquake or other acts of God, or by reason of the judgment, filing or order of any court or agency of competent jurisdiction occurring subsequent to the signing of this Agreement, or any other similar circumstances beyond their control.

         (l) SURVIVAL. Should any part, term or condition of this Agreement be declared illegal or unenforceable or in conflict with any other laws, the remaining provisions shall be valid and not affected thereby.

         (m) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

         (n) DEPARTMENTS OF INSURANCE. The parties acknowledge that each party is subject to the statutes and regulations in the states in which this Agreement will be performed. The parties acknowledge that the laws and regulations of several states permit Departments of Insurance to have access to API's books and records relating to this Agreement for purpose of examination, audit and inspection, subject to confidentiality obligations. [APPLICABLE ONLY IF ANY ELIGIBLE MEMBERS RESIDE IN ARIZONA: API shall provide at least fifteen (15) days' written notice of the termination, cancellation or any other change in the terms of this Agreement to those Departments of Insurance identified in EXHIBIT C hereto.]

         (o) FURTHER ASSURANCES. From time to time upon request and without further consideration, the parties hereto shall, and shall cause their subsidiaries, to execute, deliver or acknowledge such documents and do such further acts as the other party hereto may reasonably require to effectuate its obligations contemplated by this Agreement.

         (p) NON-AFFILIATION WITH BCBSA. API understands that this Agreement constitutes a contract between API and Blue Cross Blue Shield of Texas, Inc. (BCBSTX) as "Client", that BCBSTX is an independent corporation operating under a license from the Blue Cross Blue Shield Association, an association of independent Blue Cross and Blue Shield Plans (the "Association"), permitting BCBSTX to use the Blue Cross Blue Shield Service Marks in Texas, and that BCBSTX is not contracting as the agent of the Association. API acknowledges that it has not entered into this Agreement based upon representations by any person other than BCBSTX and that no person, entity or organization other than BCBSTX shall be held accountable or liable to API for any of BCBSTX's obligations to API created under this Agreement. This Paragraph 7.15(c) shall not create any additional obligations whatsoever on the part of BCBSTX other than those obligations created under other provisions of this Agreement.

         (q) SERVICE MARKS. Client retains the exclusive right to any distinctive trademarks or service marks (collectively referred to herein as "marks") that may presently exist or may hereafter be adopted, including, but not limited to, the Blue Cross Blue Shield trade name and service marks. API agrees not to use the marks in any manner without the prior written consent of Client and upon the termination of its obligations under this Agreement, API shall immediately discontinue the use of such marks and forthwith destroy or return to Client any tangible materials bearing such marks.

         (r) PERFORMANCE GUARANTEES. Subject to the terms and conditions of this Agreement, API shall adhere to and comply with all performance guarantees as described in EXHIBIT D.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their proper and duly authorized officers on the date first above written. By executing the Agreement, the undersigned individuals hereby warrant and represent that they have read this Agreement in its entirety and agree to all its terms.

                                       ADVANCE PARADIGM, INC.


                                       /s/  David D. Halbert
                                       By:
                                          ------------------------------------
                                            David D. Halbert
                                            Chief Executive Officer


                                       BLUE CROSS AND BLUE SHIELD OF TEXAS


                                       /s/  Lyndol J. Cypert
                                       By:
                                          ------------------------------------
                                       Name:  Lyndol J. Cypert
                                       Title:  Vice President

                                                    CONFIDENTIAL TREATMENT

                                   EXHIBIT A

                          [Intentionally Left Blank]

                                                    CONFIDENTIAL TREATMENT

                                   EXHIBIT B

                        MANAGEMENT INFORMATION REPORTS

STANDARD REPORTS AND FREQUENCY

   REPORT # & NAME                        FREQUENCY & FORMAT
   ---------------                        ------------------
   1013/Financial Util Summary            Weekly/paper
   2010/Mbr Util Detail                   Monthly & quarterly/tape*
   2020/Grp Util Summary                  Request/paper
   2022/Grp Util Summary PMPM             Request/paper
   2030 Age/Sex Util Summary              Annual/paper
   3030/Brand/Generic Util                Monthly/paper
   3070/Drug Rank - Cost                  Request & quarterly/paper
   3080/Drug Rank - GPI                   Request & quarterly/paper
   3140/Therapeutic Class Rank            Quarterly/paper
   4040/Pharm Provider Performance        Request/paper
   4050/Pharmacy Error Summary            Weekly/paper
   Rebate Performance Summary             Quarterly/paper
   Paper Claim Report                     Weekly/paper (17 & 18)
   National Network Utilization           Monthly/paper (17 & 18)
   Savings from DUR                       Quarterly/paper (17 & 18)
   Measurement of Performance             Monthly/paper
   Members First Savings                  Monthly/paper

STANDARD EDIT REPORTS

   NAME OF REPORT                         FREQUENCY & FORMAT
   --------------                         ------------------
   1. Group Preload, Stage, Load          Weekly/paper
      (Summary & Detail)
   2. Eligibility Preload, Stage, Load    Weekly/paper
      (Summary & Detail)
   3. Members active in 2 groups          Weekly/paper

* Reports required via tape media will be provided by Advance ParadigM on 9 track, 1/2 inch reel, EBCDIC format tapes, to be formatted by BCBS-Tx for on-line availability to its personnel.

THE PARTIES UNDERSTAND THAT CLIENT'S REPORTING NEEDS ARE SUBJECT TO CHANGE AND AGREE THAT THIS EXHIBIT B SHALL BE AMENDED FROM TIME TO TIME TO REFLECT CLIENT'S CHANGING REPORTING NEEDS. THE PARTIES ACKNOWLEDGE THAT THIS EXHIBIT B COVERS ONLY API'S STANDARD REPORTS.

                                                    CONFIDENTIAL TREATMENT

                                  EXHIBIT C

                          DEPARTMENTS OF INSURANCE

   Arizona Department of Insurance
   Corporate and Financial Affairs Division
   2910 North 44th Street, Suite 210
   Phoenix, AZ  85018-7256

                                                   CONFIDENTIAL TREATMENT
                                                REQUESTED FOR THE BRACKETED
                                                   PORTIONS ON THIS PAGE

                                   EXHIBIT D
                             PERFORMANCE GUARANTEES

The Performance Guarantees below will be measured by averaging
API's performance in each category during each [.....].  If API fails to meet a Performance Guarantee for [.....], it will pay
Client an amount equal to that portion of the [.....] paid by
Client during that [.....] (the "[.....]") as set forth in the
"Penalty" column below.  The aggregate "Penalties" paid by API for any [.....] shall not exceed [.....].


- ---------------------------------------------------------------------------------------------------------------------------------
         CRITERIA                        GUARANTY                                             PENALTY
- ---------------------------------------------------------------------------------------------------------------------------------
Claim Processing Accuracy      Claims will be processed within              [.....] for each
                               [.....]% overall accuracy.                   percentage point below target accuracy rate, up to
                               [.....]% of claims will be paid in           to a maximum of [.....].
                               accordance with Plan design.
- ---------------------------------------------------------------------------------------------------------------------------------
System Availability            The system will be available for claim        [.....] for each
                               adjudication [.....]% of the scheduled        [.....] point the system is unavailable, up to a
                               up-time.                                      maximum of [.....].
- ---------------------------------------------------------------------------------------------------------------------------------
Prescription Turnaround Time   Where no intervention is necessary,           [.....] for each
(Mail)                         necessary, [.....]% of the prescriptions      day below standard turnaround time, up to a
                               will be filled and mailed within [.....]      time, up to a maximum of [.....].
                               business days.
- ---------------------------------------------------------------------------------------------------------------------------------
Customer Service
   Call Response Time          Average response time will not be             [.....] for each
                               more than [.....].                            [.....] over that level, up to a maximum
                                                                             of [.....].

   Abandonment Rate            Abandonment rate will average less            [.....] for
                               than or equal to [.....]%.                    each [.....] percentage points over that amount
                                                                             up to a maximum of [.....].
- ---------------------------------------------------------------------------------------------------------------------------------
Eligibility Loads              Eligibility provided on tape in an            [.....] for each
                               approved format will be loaded                [.....] over that level, up to a maximum
                               within [.....]* of receipt.                   of [.....].
- ---------------------------------------------------------------------------------------------------------------------------------
Production Reports             Monthly Reports will be mailed                [.....] each
                               w/in [.....]days of month-end;                [.....] over that level, up to a maximum of
                               Quarterly Reports will be mailed w/in         [.....].
                               [.....] days of each calendar quarter-end.
- ---------------------------------------------------------------------------------------------------------------------------------
Claims Payment Tapes           Tapes will be shipped within [.....]          [.....] for each
                               of close of cycle.                            [.....] beyond the [.....] time frame, up to a
                                                                             maximum of [.....].
- ---------------------------------------------------------------------------------------------------------------------------------
Inquiries                      [.....]% of Eligible Members' inquiries       [.....] for each
                               regarding API's service will be               [.....] past that level, up to a maximum of [.....].
                               responded to w/in [.....] of receipt of
                               such inquiry.
                               [.....]% of such inquiries will be
                               responded to within [.....] of receipt
                               of such inquiry.
                               [.....]% of such inquiries will be
                               responded to within [.....] of receipt
                               of such inquiry.
- ---------------------------------------------------------------------------------------------------------------------------------

* The time period for this guarantee shall be tolled in the event the delay is attributable to Client's actions or omissions.

                                                   CONFIDENTIAL TREATMENT
                                                REQUESTED FOR THE BRACKETED
                                                   PORTIONS ON THIS PAGE

                                  EXHIBIT E


                PROCEDURE FOR IMPLEMENTING FORMULARY STRATEGY

1. From time to time during the term of this Agreement, API shall deliver to Client in writing any new Formulary strategies (the "Formulary Strategies") determined by API's clinical staff to be advisable to implement in Client's market. The Formulary Strategies will generally be categorized as (a) the specific products determined by API's clinical staff to be appropriate for inclusion and/or promotion (the "Restricted Formulary") and (b) the processes necessary to effectively implement the promotion of preferred, clinically appropriate Formulary drugs (the "Steerage Strategies"). For each contract year of this Agreement, API will provide Client with a general description of the Formulary Strategies anticipated for the upcoming twelve months.

2. API acknowledges that Client may develop Formulary Strategies from time to time that are designed to achieve substantially similar results to the Formulary Strategies recommended by API; provided that any products introduced by Client to be included on the Restrictive Formulary shall be clinically appropriate. Client's recommended strategies may be adopted in lieu of API's Formulary Strategies upon the mutual agreement of the parties; provided that, if the parties agree to adopt a strategy recommended by Client that conflicts with, inhibits, or otherwise limits, the Rebate potential of the Restricted Formulary, then the Rebate guarantee specified in Section 3(g)(i) of this Agreement will no longer be in effect.

3. Client and its P&T Committee will review the Formulary Strategies and will notify API within thirty days of its approval of the strategies or any concerns Client may have with respect to the implementation of any Formulary Strategy; provided that, subject to the consent of API which will not be unreasonably withheld, Client may request an additional thirty day period. The parties shall work together to implement the Formulary Strategies approved by Client.

4.   API's obligation to meet the [.....] Rebate guarantee on an annualized basis as specified in Section 3(g)(i) of this Agreement shall not be in effect until such time as the Formulary Compliance Rate (as defined below) increases by at least [.....] from the Formulary
     Compliance Benchmark (as defined below).

         "FORMULARY COMPLIANCE RATE" shall be (i) the number of prescriptions dispensed to Eligible Members that were written for a Restrictive Formulary drug during each calendar quarter DIVIDED BY
         (ii) the number of total prescriptions dispensed to Eligible Members during each calendar quarter.

         "FORMULARY COMPLIANCE BENCHMARK" shall refer to the [..]% Formulary
         Compliance Rate for Client's claims data [.....], as further described in the letter dated December 12, 1995 to Lyndol Cypert, Client's Vice President Health Industry Relations and Development, from Joseph J. Filipek, Jr., P.D., Executive Vice President of API. The "prototype formulary" referred to in such letter is API's Restricted Formulary as of the date of the letter.

                                                   CONFIDENTIAL TREATMENT
                                                REQUESTED FOR THE BRACKETED
                                                   PORTIONS ON THIS PAGE

         If Client's Formulary Compliance Rate for the [.....] and [.....]
         is at least [..]%, then the Rebate guarantee amount will be due Client for the period beginning October 1, 1995 through and including June 30, 1996. Nothing herein shall be construed as limiting API's obligation to pass-through to Client all Rebates attributable to Client's drug spend that are received by API from drug manufacturers. For purposes of determining API's continued obligation to meet the Rebate guarantee, Client's Formulary Compliance Rate will be measured on a quarterly basis. In addition, a negotiated tiered approach will be taken when new drugs are added to the formulary, allowing BCBS-TX to roll in the negative effect of a new product to the market class without tolling API's obligation to meet the Rebate guarantee.

                                                   CONFIDENTIAL TREATMENT
                                                REQUESTED FOR THE BRACKETED
                                                   PORTIONS ON THIS PAGE

                                    EXHIBIT F

                    APOTHEQUERY-Registered Trademark- ACCESS

1.   In the first month of any Quarter, Client shall be entitled to [.....]
     hours of on-line access to the ApotheQuery-Registered Trademark- system.
     In the event Client utilizes less than [.....] hours of such access in the first month of any Quarter, Client may carry-forward up to a maximum of [.....] such unused hours into the second month of such Quarter
     (referred to as the "FIRST MONTH CARRY-FORWARD").

2.   In the second month of any Quarter, Client shall be entitled to (i)
     [.....] hours of on-line access to the ApotheQuery-Registered Trademark-
     system PLUS (ii) up to [.....] additional hours as a result of the First
     Month Carry-Forward.  In the event Client utilizes less than the [.....]
     hours of its access time in the second month of any Quarter, Client may carry-forward up to a maximum of [.....] such unused hours (referred to as the "SECOND MONTH CARRY-FORWARD") PLUS the hours attributable to the First Month Carry-Forward into the third month of such Quarter .

3.   In the third month of any Quarter, Client shall be entitled to (i) [.....]
     hours of on-line access to the ApotheQuery-Registered Trademark- system
     PLUS (ii) up to [.....] additional hours as a result of the First Month
     Carry-Forward PLUS (iii) up to [.....] additional hours as a result of the Second Month Carry-Forward.  For example, if Client has utilized less than [.....] hours of on-line access time in each of the first two months of any Quarter, then in the third month of such Quarter, Client shall be entitled to a maximum of [.....] of on-line access to the
     ApotheQuery-Registered Trademark- system. After the third month of each Quarter, Client shall not be entitled to carry-forward any unused access time.

4. In the event, in any month, Client desires on-line access to the ApotheQuery-Registered Trademark- system in excess of the number of hours out-lined above, Client agrees to pay for such additional time at a rate of [.....] per hour.


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